As filed with the U.S. Securities and Exchange Commission on February 27, 2009
Registration No. 333-157302

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TEXAS CAPITAL BANCSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	75-2679109
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2000 McKinney Avenue
Suite 700
Dallas, Texas 75201
(214) 932-6600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Peter B. Bartholow
Chief Financial Officer
Texas Capital Bancshares, Inc.
2000 McKinney Avenue
Suite 700
Dallas, Texas 75201
(214) 932-6600
(Name, address, including zip code, and telephone number, including area code, of agent for service for Registrant)

with copies to:
Norman R. Miller, Esq.
Patton Boggs LLP
2001 Ross Avenue Street, Suite 3000
Dallas, TX 75201
(214) 758-6630

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment hereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Proposed Maximum	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit	Offering Price	Fee(l)
Fixed Rate Cumulative Perpetual Preferred, Series A, $0.01 par value per share	75,000	$1,000(1)	$75,000,000(1)	$2,948
Warrant to Purchase Common Stock, $0.01 par value per share, and underlying shares of Common Stock(2)	758,086(2)	$14.84(3)	$11,249,997(3)	$443
TOTAL:			$86,249,997	$3,391*

*	Previously paid.

(1)	Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred, Series A, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)	In addition to the Fixed Rate Cumulative Perpetual Preferred, Series A, there are being registered hereunder (a) a warrant for the purchase of 758,086 shares of common stock with an initial per share exercise price of $14.84 per share, (b) the 758,086 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $14.84.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

We will amend and complete the information in this prospectus. The selling securityholders may not sell any of these securities or accept your offer to buy any of them until the documentation filed with the Securities and Exchange Commission relating to these securities has been declared “effective” by the Securities and Exchange Commission. This prospectus is not an offer to sell these securities and the selling securityholders are not soliciting your offer to buy these securities in any state or other jurisdiction where that would not be permitted or legal.

SUBJECT TO COMPLETION, DATED FEBRUARY 27, 2009
PROSPECTUS
TEXAS CAPITAL BANCSHARES, INC.
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A
WARRANT TO PURCHASE 758,086 SHARES OF COMMON STOCK
758,086 SHARES OF COMMON STOCK
          This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the Series A perpetual preferred stock, a warrant to purchase 758,086 shares of our common stock, or the warrant, and any shares of our common stock issuable from time to time upon exercise of the warrant. In this prospectus, we refer to the shares of Series A perpetual preferred stock, the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities. The Series A perpetual preferred stock and the warrant were originally issued by us pursuant to the Letter Agreement dated January 16, 2009, and the related Securities Purchase Agreement — Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.
          The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.
          We will not receive any proceeds from the sale of the securities by the selling securityholders.
          The Series A perpetual preferred stock is not listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list the Series A perpetual preferred stock on any exchange.
          Our common stock is traded on the Nasdaq Global Select Market under the symbol “TCBI.” On                      ___, 2009, the closing price of our common stock on the Nasdaq Global Select Market was $                     per share. You are urged to obtain current market prices of our common stock.
          Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2.
          Our principal executive offices are located at 2000 McKinney Avenue, Suite 700, Dallas, Texas 75201 and our telephone number is (214) 932-6600. Our Internet address is http://www.texascapitalbank.com.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
          These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this prospectus is                      ___, 2009.

i

ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.
          The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”
          We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.
          In this prospectus, “TCBI,” “we,” “our,” “ours,” and “us” refer to Texas Capital Bancshares, Inc., which is a financial holding company headquartered in Dallas, Texas, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “Texas Capital Bank” mean Texas Capital Bank, National Association, which is our principal banking subsidiary.
FORWARD-LOOKING STATEMENTS
          This prospectus and the documents incorporated by reference contain statements that are considered “forward looking statements” within the meaning of United States securities laws. In addition, TCBI and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about TCBI’s confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.
          Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to TCBI and its subsidiaries, including Texas Capital Bank.
          Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this prospectus is filed with the SEC. TCBI undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.
          Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate TCBI. Any investor in TCBI should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.
ABOUT TEXAS CAPITAL BANCSHARES, INC.
          Texas Capital Bancshares, Inc., a financial holding company, is the parent of Texas Capital Bank, National Association, a Texas-based bank headquartered in Dallas, with banking offices in Dallas, Houston, Fort Worth, Austin and San Antonio, the state’s five largest metropolitan areas. TCBI offers a variety of banking products and services to our customers. We have focused on organic growth of Texas Capital Bank and on quality loan and deposit relationships.
RISK FACTORS
          An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties described in this prospectus and the risk factors set forth below and in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.
Risk Factors Associated With Our Business
          We must effectively manage our credit risk. There are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of collateral. The risk of non-payment of loans is inherent in commercial banking. Although we attempt to minimize our credit risk by carefully monitoring the concentration of our loans within specific industries and through prudent loan approval practices in all categories of our lending, we cannot assure you that such monitoring and approval procedures will reduce these lending risks. We cannot assure you that our credit administration personnel, policies and procedures will adequately adapt to changes in economic or any other conditions affecting customers and the quality of the loan portfolio.
          Our results of operation and financial condition would be adversely affected if our allowance for loan losses is not sufficient to absorb actual losses. Experience in the banking industry indicates that a portion of our loans in all categories of our lending business will become delinquent, and some may only be partially repaid or may never be repaid at all. Our methodology for establishing the adequacy of the allowance for loan losses depends on subjective application of risk grades as indicators of borrowers’ ability to repay. Deterioration in general economic conditions and unforeseen risks affecting customers may have an adverse effect on borrowers’ capacity to repay timely their obligations before risk grades could reflect those changing conditions. In times of improving credit quality, with growth in our loan portfolio, the allowance for loan losses may decrease as a percent of total loans. Changes in economic and market conditions may increase the risk that the allowance would become inadequate if borrowers experience economic and other conditions adverse to their businesses. Maintaining the adequacy of our allowance for loan losses may require that we make significant and unanticipated increases in our provisions for loan losses, which would materially affect our results of operations and capital adequacy. Recognizing that many of our loans individually represent a significant percentage of our total allowance for loan losses, adverse collection experience in a relatively small number of loans could require an increase in our allowance. Federal regulators, as an integral part of their respective supervisory functions, periodically review our allowance for loan losses. The regulatory agencies may require us to change classifications or grades on loans, increase the allowance for loan losses with large provisions for loan losses and to recognize further loan charge-offs based upon their judgments, which may be different from ours. Any increase in the allowance for loan losses required by these regulatory agencies could have a negative effect on our results of operations and financial condition.
           Our growth plans are dependent on the availability of capital and funding. The Company’s dependence on trust preferred and other forms of debt capital, as well as other short-term sources of funding may become limited by market conditions beyond our control, as has been evidenced with the economic downturn and issues affecting the financial services industry. Pricing of capital, in terms of interest or dividend requirements or dilutive impact on earnings available to shareholders have increased dramatically, and an increase in costs of capital can have a direct impact on operating performance and the ability to achieve growth objectives. Costs of funding could also increase dramatically and affect our growth objectives, as well as our financial performance. Adverse changes in operating performance and financial condition could make capital necessary to support or maintain “well capitalized” status either difficult to obtain or extremely expensive.
          Our operations are significantly affected by interest rate levels. Our profitability is dependent to a large extent on our net interest income, which is the difference between interest income we earn as a result of interest paid to us on loans and investments and interest we pay to third parties such as our depositors and those from whom we borrow funds. Like most financial institutions, we are affected by changes in general interest rate levels, which are currently at record low levels, and by other economic factors beyond our control. Interest rate risk can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and from mismatches in the timing and rate at which our assets and liabilities reprice. Although we have implemented strategies which we believe reduce the potential effects of changes in interest rates on our results of operations, these strategies may not always be successful. In addition, any substantial and prolonged increase in market interest rates could reduce our customers’ desire to borrow money from us or adversely affect their ability to repay their outstanding loans by increasing their costs since most of our loans have adjustable interest rates that reset periodically. If our borrowers’ ability to repay is affected, our level of non-performing assets would increase and the amount of interest earned on loans will decrease, thereby having an adverse effect on operating results. Any of these events could adversely affect our results of operations or financial condition.
          Our business faces unpredictable economic and business conditions. General economic conditions and specific business conditions impact the banking industry and our customers’ businesses. The credit quality of our loan portfolio necessarily reflects, among other things, the general economic conditions in the areas in which we conduct our business. Our continued financial success depends somewhat on factors beyond our control, including:
•	national and local economic conditions;

•	the supply and demand for investable funds;

•	interest rates; and

•	federal, state and local laws affecting these matters.
          Substantial deterioration in any of the foregoing conditions, as we have experienced with the current economic downturn, can have a material adverse effect on our results of operation and financial condition, and may not be able to sustain our historical rate of growth. Our bank’s customer base is primarily commercial in nature, and our bank does not have a significant branch network or retail deposit base. In periods of economic downturn, business and commercial deposits may tend to be more volatile than traditional retail consumer deposits and, therefore, during these periods our financial condition and results of operations could be adversely affected to a greater degree than our competitors that have a larger retail customer base.
          We are dependent upon key personnel. Our success depends to a significant extent upon the performance of certain key employees, the loss of whom could have an adverse effect on our business. Although we have entered into employment agreements with certain employees, we cannot assure you that we will be successful in retaining key employees.
          Our business is concentrated in Texas and a downturn in the economy of Texas may adversely affect our business. A substantial majority of our business is located in Texas. As a result, our financial condition and results of operations may be affected by changes in the Texas economy. A prolonged period of economic recession or other adverse economic conditions in Texas may result in an increase in non-payment of loans and a decrease in collateral value.
          Our business strategy includes growth plans within our target markets and, if we fail to manage our growth effectively as we pursue our expansion strategy, it could negatively affect our operations. We intend to develop our business by pursuing a significant growth strategy. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in significant growth stages of development. In order to execute our growth strategy successfully, we must, among other things:
•	identify and expand into suitable markets and lines of business;

•	build our customer base;

•	maintain credit quality;

•	attract sufficient deposits to fund our anticipated loan growth;

•	attract and retain qualified bank management in each of our targeted markets;

•	identify and pursue suitable opportunities for opening new banking locations; and

•	maintain adequate regulatory capital.
          Failure to manage our growth effectively could have a material adverse effect on our business, future prospects, financial condition or results of operations, and could adversely affect our ability to successfully implement our business strategy.
          We compete with many larger financial institutions which have substantially greater financial resources than we have. Competition among financial institutions in Texas is intense. We compete with other financial and bank holding companies, state and national commercial banks, savings and loan associations, consumer finance companies, credit unions, securities brokerages, insurance companies, mortgage banking companies, money market mutual funds, asset-based non-bank lenders and other financial institutions. Many of these competitors have substantially greater financial resources, lending limits and larger branch networks than we do, and are able to offer a broader range of products and services than we can. Failure to compete effectively for deposit, loan and other banking customers in our markets could cause us to lose market share, slow our growth rate and may have an adverse effect on our financial condition and results of operations.
          The risks involved in commercial lending may be material. We generally invest a greater proportion of our assets in commercial loans than other banking institutions of our size, and our business plan calls for continued efforts to increase our assets invested in these loans. Commercial loans may involve a higher degree of credit risk than some other types of loans due, in part, to their larger average size, the effects of changing economic conditions on commercial loans, the dependency on the cash flow of the borrowers’ businesses to service debt, the sale of assets securing the loans, and disposition of collateral which may not be readily marketable. Losses incurred on a relatively small number of commercial loans could have a materially adverse impact on our results of operations and financial condition.
          Real estate lending in our core Texas markets involves risks related to a decline in value of commercial and residential real estate. Our real estate lending activities, and the exposure to fluctuations in real estate values, are significant and expected to increase. The market value of real estate can fluctuate significantly in a relatively short period of time as a result of market conditions in the geographic area in which the real estate is located. If the value of the real estate serving as collateral for our loan portfolio were to decline materially, a significant part of our loan portfolio could become under-collateralized and we may not be able to realize the amount of security that we anticipated at the time of originating the loan. Conditions in certain segments of the real estate industry, including homebuilding, lot development and mortgage lending, may have an effect on values of real estate pledged as collateral in our markets. The inability of purchasers of real estate, including residential real estate, to obtain financing may weaken the financial condition of borrowers dependent on the sale or refinancing of property. Failure to sell some loans held for sale in accordance with contracted terms may result in mark to market charges to other operating income. In addition, after the mark to market, we may transfer the loans into the loans held for investment portfolio where they will then be subject to changes in grade, classification, accrual status, foreclosure, or loss which could have an effect on the adequacy of the allowance for loan losses.
          Our future profitability depends, to a significant extent, upon revenue we receive from our middle market business customers and their ability to meet their loan obligations. Our future profitability depends, to a significant extent, upon revenue we receive from middle market business customers, and their ability to continue to meet existing loan obligations. As a result, adverse economic conditions or other factors adversely affecting this market segment may have a greater adverse effect on us than on other financial institutions that have a more diversified customer base.
          System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities. The computer systems and network infrastructure we use could be vulnerable to unforeseen problems. Our operations are dependent upon our ability to protect our computer equipment against damage from fire, power loss, telecommunications failure or a similar catastrophic event. Any damage or failure that causes an interruption in our operations could have an adverse effect on our customers. In addition, we must be able to protect the computer systems and network infrastructure utilized by us against physical damage, security breaches and service disruption caused by the Internet or other users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and deter potential customers. Although we, with the help of third-party service providers, will continue to implement security technology and establish operational procedures to prevent such damage, there can be no assurance that these security measures will be successful. In addition, the failure of our customers to maintain appropriate security for their systems may increase our risk of loss. We have and will continue to incur costs with the training of our customers about protection of their systems. However, we cannot be assured that this training will be adequate to avoid risk to our customers or, under unknown circumstances to us.
          We are subject to extensive government regulation and supervision. We are subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not shareholders. These regulations affect our lending practices, capital structure, investment practices, dividend policy, operations and growth, among other things. These regulations also impose obligations to maintain appropriate policies, procedures and controls, among other things, to detect, prevent and report money laundering and terrorist financing and to verify the identities of our customers. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways. Such changes could subject us to additional costs, limit the types of financial services and products we may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. We expend substantial effort and incur costs to improve our systems, audit capabilities, staffing and training in order to satisfy regulatory requirements, but the regulatory authorities may determine that such efforts are insufficient. Failure to comply with relevant laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on our business, financial condition and results of operations. While we have policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur. In addition, the FDIC could impose higher assessments on deposits based on general industry conditions and as a result of changes in specific programs. These increased assessments could affect our earnings.
          Furthermore, the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the SEC and NASD that are applicable to us, have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices. As a result, we have experienced, and may continue to experience, greater compliance costs.
          We chose to participate in the U.S. Department of Treasury’s voluntary Capital Purchase Program and as a result of our participation are subject to additional regulatory restrictions.
          Severe weather, natural disasters, acts of war or terrorism and other external events could significantly impact our business. Severe weather, natural disasters, acts of war or terrorism and other adverse external events could have a significant impact on our ability to conduct business. Such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause us to incur additional expenses. Periodically, hurricanes have caused extensive flooding and destruction along the coastal areas of Texas, including communities where we conduct business, and our operations in Houston have been disrupted to a minor degree. While the impact of these hurricanes did not significantly affect us, other severe weather or natural disasters, acts of war or terrorism or other adverse external events may occur in the future. Although management has established disaster recovery policies and procedures, the occurrence of any such event could have a material adverse effect on our business, which, in turn, could have a material adverse effect on the our financial condition and results of operations.

          Our management maintains significant control over us. Our current executive officers and directors beneficially own slightly more than 7% of the outstanding shares of our common stock. Accordingly, our current executive officers and directors are able to influence, to a significant extent, the outcome of all matters required to be submitted to our stockholders for approval (including decisions relating to the election of directors), the determination of day-to-day corporate and management policies and other significant corporate activities.
          There are substantial regulatory limitations on changes of control. With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the Federal Reserve. Accordingly, prospective investors need to be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our common stock.
          Anti-takeover provisions of our certificate of incorporation, bylaws and Delaware law may make it more difficult for you to receive a change in control premium. Certain provisions of our certificate of incorporation and bylaws could make a merger, tender offer or proxy contest more difficult, even if such events were perceived by many of our stockholders as beneficial to their interests. These provisions include advance notice for nominations of directors and stockholders’ proposals, and authority to issue “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an interested stockholder, defined generally as a person owning 15% or more of a corporation’s outstanding voting stock, from engaging in a business combination with our company for three years following the date that person became an interested stockholder unless certain specified conditions are satisfied.
          We are subject to claims and litigation pertaining to fiduciary responsibility, employment practices and other general business matters litigation . From time to time, customers make claims and take legal action pertaining to our performance of our fiduciary responsibilities. Whether customer claims and legal action related to our performance of its fiduciary responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to us they may result in significant financial liability and/or adversely affect the market perception of us and our products and services as well as impact customer demand for those products and services. In addition, employees can make claims related to our employment practices. If such claims or legal actions are not resolved in a manner favorable to us they may result in significant financial liability and/or adversely affect the market perception of us. Any financial liability or reputation damage could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.
          Our controls and procedures may fail or be circumvented. Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.
          New lines of business or new products and services may subject us to additional risks. From time to time, we may develop and grow new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, results of operations and financial condition. All service offerings, including current offerings and those which may be provided in the future may become more risky due to changes in economic, competitive and market conditions beyond our control.
Risks Associated With Our Common Stock
          Our stock price can be volatile. Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price can fluctuate significantly in response to a variety of factors including, among other things:
•	actual or anticipated variations in quarterly results of operations;

•	recommendations by securities analysts;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends, concerns and other issues in the financial services industry, including the failures of other financial institutions in the current economic downturn;

•	perceptions in the marketplace regarding us and/or our competitors;

•	new technology used, or services offered, by competitors;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	failure to integrate acquisitions or realize anticipated benefits from acquisitions;

•	changes in government regulations; and

•	geopolitical conditions such as acts or threats of terrorism or military conflicts.
          General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results as evidenced by the current volatility and disruption of capital and credit markets.
          The trading volume in our common stock is less than that of other larger financial services companies. Although our common stock is traded on the Nasdaq Global Select Market, the trading volume in our common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause the our stock price to fall.
          An investment in our common stock is not an insured deposit. Our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this report and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.
          The holders of our junior subordinated debentures have rights that are senior to those of our shareholders. As of December 31, 2008, we had $113.4 million in junior subordinated debentures outstanding that were issued to our statutory trusts. The trusts purchased the junior subordinated debentures from us using the proceeds from the sale of trust preferred securities to third party investors. Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by us to the extent not paid or made by each trust, provided the trust has funds available for such obligations.
          The junior subordinated debentures are senior to our shares of common stock and Series A perpetual preferred stock. As a result, we must make payments on the junior subordinated debentures (and the related trust preferred securities) before any dividends can be paid on our common stock or preferred stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to our shareholders. If certain conditions are met, we have the right to defer interest payments on the junior subordinated debentures (and the related trust preferred securities) at any time or from time to time for a period not to exceed 20 consecutive quarters in a deferral period, during which time no dividends may be paid to holders of our common stock or preferred stock.
          The holders of our Series A perpetual preferred stock have rights that are senior to those of our common shareholders. In January 2009, we issued and sold $75 million of our Series A perpetual preferred stock, which ranks senior to common stock in the payment of dividends and on liquidation. The liquidation amount of the Series A perpetual preferred stock is $1,000 per share.
          We do not currently pay dividends. Our ability to pay dividends is limited and we may be unable to pay future dividends. We do not currently pay dividends on our common stock. Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of our bank subsidiary, Texas Capital Bank, to pay dividends to us is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends that are applicable to our regulated bank subsidiary. If these regulatory requirements are not met, our subsidiary bank will not be able to pay dividends to us, and we may be unable to pay dividends on our common stock or preferred stock.
           As a result of our participation in the Capital Purchase Program, we may not pay dividends on our common stock without the consent of Treasury until the third anniversary of the date of the Series A perpetual preferred stock, unless all of those shares are redeemed or Treasury has transferred them to third parties. Since we have never paid dividends on our common stock, this would be considered an “increase in dividends”. Also, all accrued and unpaid dividends on the Series A for all past dividend periods would have to be fully paid.
Risks Associated With Our Industry
          The earnings of financial services companies are significantly affected by general business and economic conditions. As a financial services company our operations and profitability are impacted by general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, money supply, political issues, legislative and regulatory changes, fluctuation in both debt and equity capital markets, broad trends in industry and finance and the strength of the U.S. economy and the local economies in which we operate, all of which are beyond our control. Deterioration in economic conditions could result in an increase in loan delinquencies and non-performing assets, decreases in loan collateral values and a decrease in demand for our products and services, among other things, any of which could have a material adverse impact on our results of operation and financial condition.
          Financial services companies depend on the accuracy and completeness of information about customers and counterparties. In deciding whether to extend credit or enter into other transactions, we may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports and other financial information. We may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports or other financial information could have a material adverse impact on our business and, in turn, our results of operations and financial condition.
          We compete in an industry that continually experiences technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements. The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services which our customers may require. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.
          Consumers and businesses may decide not to use banks to complete their financial transactions. Technology and other changes are allowing parties to complete financial transactions that historically have involved banks through alternative methods. The possibility of eliminating banks as intermediaries could result in the loss of interest and fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on our results of operations and financial condition.
USE OF PROCEEDS
          We will not receive any proceeds from any sale of the securities by the selling securityholders.
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
          The following table sets forth our consolidated ratios of earnings to fixed charges for end of the fiscal years shown below. For purposes of computing the ratios, earnings represent the sum of income from continuing operations before taxes plus fixed charges and preferred share dividend requirements. Fixed charges represent total interest expense, including and excluding interest on deposits. We paid no dividends on preferred stock during the five fiscal years ended December 31, 2008.

	Year Ended December 31,
	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges and preferred share dividends:
Including interest on deposits	1.38x	1.32x	1.36x	1.61x	1.81x
Excluding interest on deposits	2.45x	2.60x	3.03x	3.44x	3.18x

DESCRIPTION OF SERIES A PERPETUAL PREFERRED STOCK
          The following is a brief description of the terms of the Series A perpetual preferred stock that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our certificate of incorporation, as amended, including the certificate of designations with respect to the Series A perpetual preferred stock, copies of which have been filed with the SEC and are also available upon request from us.
General
          Under our certificate of incorporation, as amended, we have authority to issue up to 10 million shares of preferred stock, par value $0.01 per share. Of such number of shares of preferred stock authorized, 75,000 shares have been designated as Series A perpetual preferred stock, all of which shares of Series A perpetual preferred stock were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. No other shares of preferred stock are issued and outstanding as of the date hereof.
Dividends Payable On Shares of Series A Perpetual Preferred Stock
          Holders of shares of Series A perpetual preferred stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series A perpetual preferred stock with respect to each dividend period from January 16, 2009 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of shares of Series A perpetual preferred stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series A perpetual preferred stock with respect to each dividend period thereafter.
          Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A perpetual preferred stock are payable to holders of record of shares of Series A perpetual preferred stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.
          If we determine not to pay any dividend or a full dividend with respect to the Series A perpetual preferred stock, we are required to provide written notice to the holders of shares of Series A perpetual preferred stock prior to the applicable dividend payment date.
          We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Delaware state laws relating to the payment of dividends.
          We depend on dividends, distributions and other payments from our banking subsidiary, Texas Capital Bank, to fund dividend payments on our common and preferred stock. Federal banking laws limit the amount of dividends or other capital distributions that a national banking association, such as Texas Capital Bank, may pay.
Priority of Dividends
          With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A perpetual preferred stock will rank:
•	senior to our common stock and all other equity securities designated as ranking junior to the Series A perpetual preferred stock; and

•	at least equally with all other equity securities designated as ranking on a parity with the Series A perpetual preferred stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of TCBI.
          So long as any shares of Series A perpetual preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on TCBI’s common stock or other junior stock, other than a dividend payable solely in shares of common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series A perpetual preferred stock for all prior dividend periods, other than:
•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•	purchases or other acquisitions by broker-dealer subsidiaries of TCBI solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by broker-dealer subsidiaries of TCBI for resale pursuant to an offering by TCBI of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not TCBI or a subsidiary of TCBI, including as trustee or custodian; and

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before January 16, 2009 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.
          Until such time as the initial selling securityholder ceases to own any Series A perpetual preferred stock, if we repurchase shares of Series A perpetual preferred stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the Series A perpetual preferred stock then held by the initial selling securityholder.
          On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A perpetual preferred stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A perpetual preferred stock), with respect to the Series A perpetual preferred stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.
          Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A perpetual preferred stock from time to time out of any funds legally available for such payment, and the Series A perpetual preferred stock shall not be entitled to participate in any such dividend.
Redemption
          The Series A perpetual preferred stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $18,750,000, which equals 25% of the aggregate liquidation amount of the Series A perpetual preferred stock on the date of issuance. In such a case, we may redeem the Series A perpetual preferred stock, subject to the approval of the Federal Reserve Board in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than TCBI or its subsidiaries after January 16, 2009, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of TCBI at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.
           Notwithstanding the foregoing, the American Recovery and Reinvestment Act of 2009 (“ARRA”), which was signed into law by President Obama on February 17, 2009, provides that the Secretary of the Treasury shall permit, subject to consultation with the recipient’s appropriate Federal banking agency, a recipient of funds under the Troubled Assets Relief Program (“TARP”) to repay such assistance previously provided under the TARP, without regard to whether the recipient has replaced such funds from any other source or to any waiting period. ARRA further provides that when the recipient repays such assistance, the Secretary of the Treasury shall liquidate the warrants associated with the assistance at the current market price. Although Treasury has not yet issued any regulations or any other guidance as of the date of this prospectus as to how this new provision of the ARRA will be implemented, it appears that ARRA will permit us, if we so elect and following consultation with the Federal Reserve Board, to redeem the series A perpetual preferred stock at any time without restriction.
          After February 15, 2012, the Series A perpetual preferred stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.
          In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.
          The Series A perpetual preferred stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A perpetual preferred stock have no right to require the redemption or repurchase of the Series A perpetual preferred stock.

          If fewer than all of the outstanding shares of Series A perpetual preferred stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A perpetual preferred stock in proportion to the number of shares held by those holders or in such other manner as our board of directors, or a committee of the board of directors, may determine to be fair and equitable.
          We will mail notice of any redemption of Series A perpetual preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A perpetual preferred stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A perpetual preferred stock designated for redemption will not affect the redemption of any other Series A perpetual preferred stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A perpetual preferred stock are to be redeemed, and the number of shares of Series A perpetual preferred stock to be redeemed (and, if less than all shares of Series A perpetual preferred stock held by the applicable holder, the number of shares to be redeemed from the holder).
          Shares of Series A perpetual preferred stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.
Liquidation Rights
          In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A perpetual preferred stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A perpetual preferred stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A perpetual preferred stock.
          If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A perpetual preferred stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A perpetual preferred stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A perpetual preferred stock has been paid in full to all holders of Series A perpetual preferred stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A perpetual preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.
          For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.
Voting Rights
          Except as indicated below or otherwise required by law, the holders of Series A perpetual preferred stock will not have any voting rights.

          Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A perpetual preferred stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of Series A perpetual preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. Upon payment in full of all accrued and unpaid dividends, the right to elect preferred stock directors will terminate, subject to revesting in the event that dividends on the Series A perpetual preferred stock are not paid for an aggregate of six quarterly dividend payments. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the Nasdaq Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.
          Upon the termination of the right of the holders of Series A perpetual preferred stock and voting parity stock to vote for preferred stock directors, the individuals serving as preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of TCBI will be reduced by the number of preferred stock directors that the holders of Series A perpetual preferred stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A perpetual preferred stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series A perpetual preferred stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.
          Other Voting Rights. So long as any shares of Series A perpetual preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our certificate of incorporation, as amended, the vote or consent of the holders of at least 66 2/3% of the shares of Series A perpetual preferred stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
•	any amendment or alteration of the certificate designations for the Series A perpetual preferred stock or our certificate of incorporation, as amended, to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A perpetual preferred stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of TCBI;

•	any amendment, alteration or repeal of any provision of the certificate designations for the Series A perpetual preferred stock or our certificate of incorporation, as amended, so as to adversely affect the rights, preferences, privileges or voting powers of the Series A perpetual preferred stock; or

•	any consummation of a binding share exchange or reclassification involving the Series A perpetual preferred stock or of a merger or consolidation of TCBI with another entity, unless the shares of Series A perpetual preferred stock remain outstanding following any such transaction or, if TCBI is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series A perpetual preferred stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A perpetual preferred stock, taken as a whole.
          To the extent of the voting rights of the Series A perpetual preferred stock, each holder of Series A perpetual preferred stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of Series A perpetual preferred stock are entitled.
          The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A perpetual preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A perpetual preferred stock to effect the redemption.
DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK
          The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.
Shares of Common Stock Subject to the Warrant
          The warrant is initially exercisable for 758,086 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $75 million, which is equal to 100% of the aggregate liquidation preference of the Series A perpetual preferred stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 379,043 shares. The number of shares subject to the warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”
Exercise of the Warrant
          The initial exercise price applicable to the warrant is $14.84 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before January 16, 2019 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by TCBI of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading "—Adjustments to the Warrant.”
          Notwithstanding the foregoing, ARRA provides that in the event that a recipient of TARP funds subsequently repays those funds received under TARP, the Secretary of the Treasury shall liquidate the warrants associated with such funding at the current market price. Although Treasury has not yet issued any regulations or any other guidance as of the date of this prospectus as to how this new provision of ARRA will be implemented, it appears that Treasury will be required to liquidate the warrant at the current market price upon redemption of the series A perpetual preferred stock by us.
          Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the warrant with the Nasdaq Global Select Market.
Rights as a Shareholder
          The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.
Transferability
          The initial selling securityholder may not transfer a portion of the warrant with respect to more than 379,043 shares of common stock until the earlier of the date on which TCBI has received aggregate gross proceeds from a qualified equity offering of at least $75 million and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable.
Adjustments to the Warrant
          Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.
          Anti-dilution Adjustment. Until the earlier of January 16, 2012 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:
•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of January 16, 2009.
          Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.
          Certain Repurchases. If we affect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.
          Business Combinations. In the event of a merger, consolidation or similar transaction involving TCBI and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.
DESCRIPTION OF COMMON STOCK
General
          The following is a brief description of our common stock that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our certificate of incorporation, as amended, a copy of which has been filed with the SEC and is also available upon request from us.
          We have 100,000,000 shares of authorized common stock, $0.01 par value per share, of which 30,972,269 shares were outstanding as of January 31, 2009.
          Each holder of our common stock is entitled to one vote for each share held on all matters with respect to which the holders of our common stock are entitled to vote. Our common stock has no preemptive or conversion rights and is not subject to redemption. Holders of our common stock are not entitled to cumulative voting in the election of directors. In the event of dissolution or liquidation, after payment of all creditors, the holders of our common stock (subject to the prior rights of the holders of any outstanding preferred stock) will be entitled to receive pro rata any assets distributable to stockholders in respect of the number of shares held by them. The holders of shares of our common stock are entitled to such dividends as our board of directors, in its discretion, may declare out of funds legally available therefor subject to certain limitations under the Delaware General Corporation Law, or DGCL. We have not paid dividends on our common stock to date and we do not anticipate paying dividends in the near future. However, the payment of dividends on our common stock would be subject to the prior rights of the holders of any preferred stock including our Series A perpetual preferred stock. Payment of dividends on both our common stock and any preferred stock, will be dependent upon, among other things, our earnings and financial condition, our cash flow requirements and the prevailing economic and regulatory climate.
          Our common stock is listed on the Nasdaq Global Select Market.
Anti-Takeover Provisions
          Certain provisions included in our certificate of incorporation, as amended, our amended and restated bylaws, as amended, as well as certain provisions of the DGCL and federal law, may discourage or prevent potential acquisitions of control of us. These provisions are more fully set forth in our Registration Statement on Form 10, as amended, which was filed with the SEC on August 24, 2000, and is incorporated by reference into this prospectus.
Restrictions on Ownership
          The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Transfer Agent and Registrar
          The transfer agent and registrar for our common stock is Computershare Investor Services LLC.
PLAN OF DISTRIBUTION
          The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
          The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions:
•	on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Global Select Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.
          In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
          In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the Series A perpetual preferred stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.
          The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.
          In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.
          In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of

Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.
          In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
          The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Global Select Market pursuant to Rule 153 under the Securities Act.
          At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
          Neither the Series A perpetual preferred stock nor the warrant is listed on an exchange. Unless requested by the initial selling securityholder, we do not intend to list the Series A perpetual preferred stock on any exchange. We do not intend to list the warrant on any exchange. No assurance can be given as to the liquidity of the trading market, if any, for the Series A perpetual preferred stock.
          We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than certain expenses applicable to the sale of the securities covered by this prospectus including, but not limited to, underwriting discounts and selling commissions) in connection with the registration and qualification of the securities covered by this prospectus.
SELLING SECURITYHOLDERS
          On January 16, 2009, we issued the securities covered by this prospectus to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:
•	75,000 shares of Series A perpetual preferred stock, representing beneficial ownership of 100% of the shares of Series A perpetual preferred stock outstanding on the date of this prospectus;

•	a warrant to purchase 758,086 shares of our common stock, representing beneficial ownership of approximately 2.39% of our common stock as of January 31, 2009; and

•	758,086 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 2.45% of our common stock as of January 31, 2009.
          For purposes of this prospectus, we have assumed that, after completion of the offering covered by this prospectus, none of the securities covered by this prospectus will be held by the selling securityholders.
          Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.
          We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.
          Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.
          Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.
LEGAL MATTERS
          The validity of the securities offered hereby will be passed upon for us by Patton Boggs LLP.
EXPERTS
          The consolidated financial statements of TCBI appearing in TCBI’s Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of TCBI’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http:/www.texascapitalbank.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.
          The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.
          We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 19, 2009.

•	Our Current Reports on Form 8-K filed on January 6, 2009, January 16, 2009 and January 29, 2009.

•	The description of our common stock contained in the Registration Statement on Form 10 filed on August 24, 2000.
          We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this at no cost to the requestor upon written or telephonic request addressed to Texas Capital Bancshares, Inc., 2000 McKinney Avenue, Suite 700, Dallas, Texas 75201, Attention: Myrna Vance (telephone: 214-932-6600).
          You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with additional or different information.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
          The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by TCBI (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC Registration fee	$3,391
Legal fees and expenses	$25,000
Accounting fees and expenses	$10,000
Other	$9,000

Total Expenses	$47,391
Item 15. Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. Our certificate of incorporation and amended and restated bylaws provide that we shall indemnify our directors, officers, employees, and agents to the full extent permitted by Delaware law. The certificate of incorporation and amended and restated bylaws further provide that we may indemnify directors, officers, employees, and agents in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, we entered into separate indemnification agreements with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors’ and officer’s liability insurance, if available on reasonable terms.
          These indemnification provisions and the indemnification agreements that we have entered into with our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.
          We have a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.
Item 16. Exhibits

Exhibit
No.	Description

3.1	Certificate of Designations (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 16, 2009 and incorporated herein by reference)

4.1	Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, Par Value $0.01 per share (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on January 16, 2009 and incorporated herein by reference)

Exhibit
No.	Description

4.2	Letter Agreement, dated as of January 16, 2009, between the Registrant and the United States Department of the Treasury (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 16, 2009 and incorporated herein by reference)

4.3	Warrant to Purchase Shares of Common Stock, dated January 16, 2009, to purchase shares of Common Stock of the Registrant (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on January 16, 2009 and incorporated herein by reference)

5.1	Opinion of Patton Boggs LLP*

12.1	Statement of ratios of earnings to fixed charges

23.1	Consent of Ernst & Young LLP

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1	Power of Attorney of certain officers and directors (located on the signature page to the Registration Statement)*

*	Previously filed.

Item 17. Undertakings
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);
(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on February 27, 2009.

TEXAS CAPITAL BANCSHARES, INC.
By:	/s/ George F. Jones, Jr.
George F. Jones, Jr.
President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on February 27, 2009.

Signature	Title

/s/ George F. Jones, Jr. George F. Jones, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Peter B. Bartholow Peter B. Bartholow	Chief Financial Officer and Director (Principal Financial Officer)

/s/ Julie Anderson* Julie Anderson	Controller (Principal Accounting Officer)

/s/ James R. Holland, Jr.* James R. Holland, Jr.	Chairman of the Board and Director

Signature	Title

/s/ Joseph M. Grant* Joseph M. Grant	Director

/s/ Frederick B. Hegi, Jr.* Frederick B. Hegi, Jr.	Director

/s/ Larry L. Helm* Larry L. Helm	Director

/s/ Walter W. McAllister III* Walter W. McAllister III	Director

/s/ Lee Roy Mitchell* Lee Roy Mitchell	Director

/s/ Steven Rosenberg* Steven Rosenberg	Director

John C Snyder	Director

/s/ Robert W. Stallings* Robert W. Stallings	Director

/s/ Ian J. Turpin* Ian J. Turpin	Director

*	By Peter B. Bartholow, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.	Description

3.1	Certificate of Designations (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 16, 2009 and incorporated herein by reference)

4.1	Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, Par Value $0.01 per share (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on January 16, 2009 and incorporated herein by reference)

4.2	Letter Agreement, dated as of January 16, 2009, between the Registrant and the United States Department of the Treasury (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 16, 2009 and incorporated herein by reference)

4.3	Warrant to Purchase Shares of Common Stock, dated January 16, 2009, to purchase shares of Common Stock of the Registrant (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on January 16, 2009 and incorporated herein by reference)

5.1	Opinion of Patton Boggs LLP*

12.1	Statement of ratios of earnings to fixed charges

23.1	Consent of Ernst & Young LLP

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1	Power of Attorney of certain officers and directors (located on the signature page to the Registration Statement)*

*	Previously filed.